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                                                                   Exhibit 4.2.1

                      TERMS OF CONVERTIBLE PREFERRED STOCK


         1. Number of Shares. The class of Preferred Stock designated and known as "Convertible Preferred Stock" shall consist of 5,000,000 shares.

         2. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, (a) when and if declared by the Board of Directors, and (b) upon failure or refusal of the Company, for any reason or for no reason, to redeem on or after any Redemption Date (as defined in paragraph 5) all of the shares of Convertible Preferred Stock then eligible for redemption on or after such Redemption Date, in accordance with the terms and provisions of paragraph 5, semi-annual dividends at the rate per annum of $.036 per share (the "Accruing Dividends"). Accruing Dividends shall in any event accrue from the date of issuance of the Convertible Preferred Stock from day to day, whether or not earned or declared, and shall be cumulative.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Convertible Preferred Stock, to be paid an amount equal to the greater of (a) $0.45 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (b) the amount the holders of the shares of Convertible Preferred Stock would otherwise be entitled had each such share of Convertible Preferred Stock been converted to Common Stock pursuant to paragraph 4 immediately prior to such liquidation, dissolution or winding up. The amount payable with respect to one share of Convertible Preferred Stock pursuant to the preceding sentence is sometimes referred to as the "Liquidation Payment" and with respect to all shares of Convertible Preferred Stock is sometimes referred to as the "Liquidation Payments." If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit payment to the holders of Convertible Preferred Stock of the amount distributable pursuant to this paragraph 3, then the entire assets of the Company to be so distributed shall be distributed ratably among the holders of Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, or by telex to non-United States residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company. The consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Company of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the


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Company within the meaning of the provisions of this paragraph 3. For purposes hereof, the Common Stock shall rank on liquidation junior to the Convertible Preferred Stock.

         4. Conversions. The holders of shares of Convertible Preferred Stock shall have the following conversion rights:

                  4A. Right to Convert. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Convertible Preferred Stock so to be converted by $0.45 and
(ii) dividing the result by the conversion price of $0.45 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 4, then by the conversion price as last adjusted and in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  4B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of Convertible Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  4C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Company shall pay in cash an amount equal to all dividends, excluding Accruing Dividends, accrued and unpaid on the shares of Convertible Preferred Stock surrendered for conversion to the date upon



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which such conversion is deemed to take place as provided in subparagraph 4B. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company.

                  4D. Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 4E, if and whenever the Company shall issue or sell, or is, in accordance with subparagraph 4D(1) through 4D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to a price equal to the consideration per share received by the Company upon such issue or sale.

         For purposes of this subparagraph 4D, the following subparagraphs 4D(l) to 4D(7) shall also be applicable:

                  4D(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuances of such Convertible Securities and thereafter shall be deemed to be outstanding.



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Except as otherwise provided in subparagraph 4D(3), no adjustment of the
Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  4D(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  4D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 4D(l), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(1) or 4D(2), or the rate at which Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.


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                  4D(4) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  4D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.

                  4D(6) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  4D(7) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Company shall be considered an issue or sale of Common Stock for the purpose or this subparagraph 4D.

                  4E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (i) up to an aggregate of 3,000,000 shares (appropriately adjusted to reflect the occurrence of any event or transaction described in subparagraph 4F) of Common Stock to directors, officers or employees of the Company in connection with their service as directors of the Company or their employment by the Company, (ii) up to an aggregate of 5,520,000 shares (appropriately adjusted to reflect the occurrence of any event or transaction described in Subparagraph 4F) of Common Stock upon exercise of options granted as of May 1, 1998, or (iii) up to an aggregate of 444,444 shares of Common Stock to trade creditors of the Company to settle up to $200,000 of indebtedness of the Company existing as of March 31, 1998 provided such issuances are at $.45 per share or more.


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                  4F. Subdivision or Combination of Common Stock. In case the
Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  4G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  4H. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Company shall give written notice thereof, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  4I. Other Notices. In case at any time:

                           (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities; or


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                           (4) there shall be a voluntary or involuntary
         dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  4J. Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

                  4K. No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                  4L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of


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any certificate in a name other than that of the holder of the Convertible
Preferred Stock which is being converted.

                  4M. Closing of Books. The Company will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  4N. Definition of Common Stock. As used in this paragraph 4, the term "Common Stock" shall mean and include the Company's authorized Common Stock, par value $.001 per share, as constituted on the date of adoption hereof, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Convertible Preferred Stock shall include only shares designated as Common Stock of the Company on the date of adoption hereof, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4G.

                  4O. Mandatory Conversion. If at any time the Company shall effect a firm commitment underwritten public offering of shares of Common Stock in which the aggregate price paid for such shares by the public shall be at least $8,000,000, then effective immediately before the closing of the sale of such shares by the Company pursuant to such public offering, all outstanding shares of Convertible Preferred Stock shall automatically convert to shares of Common Stock.

         5. Redemption. The shares of Convertible Preferred Stock shall be redeemable as follows:

                  5A. Voluntary Redemption. At the election of any holder of shares of Convertible Preferred Stock upon at least 90 days written notice to the Company, the Company shall redeem from such holder on or at any time after May 31, 2003, 2004 and 2005 (each a "Redemption Date") up to one-third of the shares of Convertible Preferred Stock held by such holder, with the intent that, should any holder so elect, at any time after May 31, 2005, the total number of shares held by such holder would be subject to redemption pursuant to this paragraph.

                  5B. Redemption Price and Payment. The Convertible Preferred Stock to be redeemed on or after each Redemption Date pursuant to paragraph 5A shall be redeemed by paying for each share in cash an amount equal to the greater of (i) $0.45 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the actual date of redemption, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 4 immediately prior to the actual date of redemption (such amount being referred to as the "Redemption Price").


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                  5C. Availability of Funds. If the funds of the Company legally available for redemption of shares of Convertible Preferred Stock are insufficient to redeem the total number of shares of Convertible Preferred Stock eligible for redemption on such date, the holders of shares of Convertible Preferred Stock shall, at their option, share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares eligible for redemption on such date were redeemed in full. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Convertible Preferred Stock, such funds will be used, at the option of the holders, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                  5D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Convertible Preferred Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Company in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Convertible Preferred Stock.

         6. Amendments. No provision of these terms of the Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Convertible Preferred Stock.

         7. Exchange. In the event the Company shall, at any time in the future, have a class of preferred stock having substantially equivalent terms to those set forth herein and providing for voting rights for the holders thereof, then the holders of the Convertible Preferred Stock shall have the right to convert the shares of Convertible Preferred Stock for a like number of such new shares of preferred stock and, for purposes of the accrual of dividends and related matters, such new shares of preferred stock shall be deemed to have been issued as of the date of the issuance of the shares of Convertible Preferred Stock for which they are exchanged.



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